Exhibit 99.1

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

News Release

April 26, 2007

YRC Worldwide Announces First Quarter Earnings

•	Consolidated First Quarter Revenue Exceeded $2.3 Billion

•	Severe Weather, Slower Economy Impacts Performance

•	Cash Flow from Operations Exceeds $120 Million

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced first quarter 2007 adjusted diluted earnings per share (“EPS”) of $0.20, which includes adverse weather impacts estimated at $0.17, compared to adjusted EPS of $0.72 for the first quarter 2006. First quarter 2007 adjusted EPS excludes $0.18 of losses on property disposals and reorganization charges related to the YRC National Transportation formation and the combination of USF Reddaway and USF Bestway, all of which were previously announced in January 2007. The company does not consider these costs a part of core operations and excludes them when evaluating ongoing performance. Reported EPS for first quarter 2007 was $0.02 compared to reported EPS of $0.71 in first quarter last year.

“Our results were impacted by a weaker economy and extremely difficult operating conditions during the first quarter,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide.

YRC Worldwide reported the following consolidated results for the first quarter 2007:

•	Quarterly operating revenue of $2.3 billion compared to first quarter last year of $2.4 billion.

•

Adjusted operating income of $38 million compared to first quarter 2006 adjusted operating income of $89 million. Adjustments in 2007 included reorganization charges and losses on property disposals. Reported operating income was $20 million compared to reported operating income of $88 million in 2006.

•	Net cash from operating activities was $123 million for the quarter.

For statistical information, refer to the company’s website at Tyrcw.comT under Investor Relations and then select Earnings Releases & Operating Statistics.

Outlook

“The economy grew more slowly than anticipated in the first quarter,” Zollars stated, “and the general consensus of economists appears to be pushing out an improving economy by one quarter which will continue to impact us as we move through 2007.”

Based on the first quarter results and the revised economic outlook, the company is updating full-year guidance.

•	Full year 2007 adjusted, diluted EPS between $4.00 and $4.20.

•	Full year 2007 consolidated revenue of $10.2 billion, interest expense around $90 million and a consolidated income tax rate of 39.0%.

•	Diluted average shares of around 59 million assuming an average year-to-date, through March 31, 2007, stock price of $42 per share.

•	2007 gross capital expenditures in the range of $375 to $400 million.

Review of Financial Results

YRC Worldwide Inc. (NASDAQ: YRCW) will host a conference call for shareholders and the investment community on Friday, April 27, 2007, beginning at 9:30am ET, 8:30am CT.

Investors and analysts should dial 1.888.609.3912 at least 10 minutes prior to the start of the call. The Conference ID Number is 3836473. The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com.

An audio playback will be available beginning two hours after the call ends until midnight on May 11, 2007 by calling 1.800.642.1687 and then entering the access code 3836473. An audio playback also will be available for 30 days after the call via the StreetEvents and the YRC Worldwide web sites.

* * * * *

The preceding disclosures contain references to “reported” and “adjusted” operating income and earnings per share. Reported numbers include reorganization charges and property gains and losses, while adjusted numbers exclude these items. Management adjusts for these items when evaluating operating performance to more accurately compare the results among periods.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “guidance”, and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results, revenue and earnings per share could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation) the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

The company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors including (among others) the company’s revenue and profitability results and the factors that affect revenue and results described above, the amount, character and interest rate on the company’s outstanding debt and any financings the company may enter into in the future.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ based on (among others) the following factors: variances in pre-tax earnings on both a consolidated and business units basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations for the amount of its diluted average shares are only its expectations regarding this amount. Actual diluted average shares could differ based on a number of factors including (among others) the number of employee and director stock option exercises, actual amounts of stock awarded to employees and directors during the year, the dilutive impact of the contingent convertible notes based on the company’s average stock price, and any unanticipated issuance of stock for currently unplanned financings or acquisitions.

The company’s expectations regarding its gross capital expenditures are only its expectations regarding these expenditures. Actual expenditures could differ based on (among others) the following factors: impacts on our business from the factors described above, the accuracy of our estimates of our spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in our strategic direction, the need to spend additional capital on cost reduction opportunities, and the need to replace any unanticipated losses in capital assets.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		sdawson@lakpr.com

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands except per share data)

(Unaudited)

	2007	2006
OPERATING REVENUE	$2,328,342	$2,374,161

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,421,525	1,401,932
Operating expenses and supplies	441,928	449,927
Purchased transportation	251,768	253,286
Depreciation and amortization	58,991	73,440
Other operating expenses	116,324	106,866
Losses on property disposals, net	2,949	882
Reorganization charges	14,457	—

Total operating expenses	2,307,942	2,286,333

OPERATING INCOME	20,400	87,828

NONOPERATING (INCOME) EXPENSES:
Interest expense	20,038	20,548
Other	(1,734)	(796)

Nonoperating expenses, net	18,304	19,752

INCOME BEFORE INCOME TAXES	2,096	68,076
INCOME TAX PROVISION	817	25,940

NET INCOME	$1,279	$42,136

AVERAGE SHARES OUTSTANDING-BASIC	57,337	57,374
AVERAGE SHARES OUTSTANDING-DILUTED	58,614	59,128
BASIC EARNINGS PER SHARE	$0.02	$0.73
DILUTED EARNINGS PER SHARE	$0.02	$0.71

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands except per share data)

(Unaudited)

	2007	2006		%
Operating revenue:
YRC National Transportation	$1,608,444	$1,643,829	[a]	(2.2)
YRC Regional Transportation	575,935	592,045	[a]	(2.7)
Logistics	149,737	139,846		7.1
Eliminations	(5,774)	(1,559	) [a]

Consolidated	2,328,342	2,374,161		(1.9)
Reported operating income (loss):
YRC National Transportation	33,126	69,217	[a]	(52.1)
YRC Regional Transportation	(5,009)	21,423	[a]	(123.4)
Logistics	(1,070)	2,477		(143.2)
Corporate and other	(6,647)	(5,289	) [a]

Consolidated	20,400	87,828		(76.8)
Adjustments to operating income by segment [b] :
YRC National Transportation	6,802	(23	) [a]
YRC Regional Transportation	6,534	10	[a]
Logistics	78	(12)
Corporate and other	3,992	907	[a]

Consolidated	17,406	882
Adjusted operating income (loss) [b]:
YRC National Transportation	39,928	69,194	[a]	(42.3)
YRC Regional Transportation	1,525	21,433	[a]	(92.9)
Logistics	(992)	2,465		(140.2)
Corporate and other	(2,655)	(4,382	) [a]

Consolidated	$37,806	$88,710		(57.4)
Reported operating ratio:
YRC National Transportation	97.9%	95.8%
YRC Regional Transportation	100.9%	96.4%
Logistics	100.7%	98.2%
Consolidated	99.1%	96.3%
Adjusted operating ratio:
YRC National Transportation	97.5%	95.8%
YRC Regional Transportation	99.7%	96.4%
Logistics	100.7%	98.2%
Consolidated	98.4%	96.3%
Reconciliation of reported diluted earnings per share (EPS) to adjusted diluted EPS:
Reported diluted EPS	$0.02	$0.71
Losses on property disposals	0.03	0.01
Reorganization charges	0.15	—

Adjusted diluted EPS	$0.20	$0.72

a	The 2006 amounts for YRC National Transportation, YRC Regional Transportation and Corporate and other have been adjusted to conform with the current year presentations, such that YRC National Transportation includes the results of Yellow Transportation and Roadway, including eliminations; YRC Regional Transportation excludes USF Red Star and USF Dugan as those business units were reallocated to the Corporate and other segment in the second quarter of 2006 and Corporate and other includes USF Red Star and USF Dugan and excludes any eliminations related to YRC National Transportation.
b	Management excludes these items when evaluating operating income and segment performance to more accurately compare the results of our core operations among periods. This measurement should not be construed as a better measurement than operating income as defined by generally accepted accounting principles. Adjustments presented in the 2007 period herein consist of property gains and losses and reorganizational charges. Adjustments presented in the 2006 period herein consist of property gains and losses.

Selected Financial Data

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands unless otherwise noted)

(Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Net cash from operating activities	$122,982	$704
Net cash used in investing activities	(125,922)	(117,024)
Net cash provided by financing activities	34,037	88,981
Gross capital expenditures	(132,289)	(118,073)
Net capital expenditures	(125,645)	(109,365)
Proceeds from exercise of stock options	6,037	1,951
Free cash flow [a]	3,374	(106,710)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$107,488	$76,391
Accounts receivable, net	1,230,145	1,190,818
Net property and equipment	2,337,270	2,269,846
Total assets	6,068,534	5,952,237
Asset backed securitization borrowings	250,000	225,000
Long-term debt, less current portion	1,059,099	1,058,496
Total debt	1,309,099	1,283,496
Total shareholders’ equity	2,205,593	2,192,549
Debt to capitalization [b]	37.2%	36.9%
Debt to capitalization, less cash	35.3%	35.5%

a	Management uses free cash flow as an indication of the cash available to fund additional capital expenditures, to reduce outstanding debt (including current maturities), or to invest in our growth strategies. Free cash flow is calculated as net cash from operating activities plus stock option proceeds less net capital expenditures. This measurement is used for internal management purposes and should not be construed as a better measurement than net cash from operating activities as defined by generally accepted accounting principles.
b	We calculate debt to capitalization as total debt divided by total debt plus total shareholders’ equity.